UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 30, 2016

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 825-6000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
The disclosure set forth below under Item 8.01 is hereby incorporated by reference into this Item 2.05.

Item 8.01	Other Events.
FuelCell Energy, Inc. (the "Company") completed a business restructuring on November 30, 2016 to reduce costs and align production levels with current levels of demand in a manner that is consistent with the Company’s long-term strategic plan.
The Company is reducing materials spend as well as implementing various cost control initiatives. The workforce was reduced at both the North American production facility in Torrington, Connecticut, as well as at corporate offices in Danbury and remote locations. A total of 96 positions, or approximately 17 percent of the global workforce, was impacted. In conjunction with the personnel reduction, the Company is implementing other measures to reduce operating costs by at least $6 million on an annualized basis. The production rate has been reduced to 25 megawatts annually, from the prior rate of 50 megawatts annually, in order to position for delays in anticipated order flow. A personnel-related restructuring charge of approximately $3.0 million will be incurred in fiscal 2017, with approximately one half of the charge composed of cash severance costs and the remainder representing non-cash charges. This production level is anticipated to be temporary and will be reevaluated as order flow dictates, with any future increases being undertaken from what is now a lower cost basis.
Project development activities are continuing with proposals being submitted for a utility-scale fuel cell only request for proposal process in New York with decisions expected in the first half of 2017. The Company also intends to continue to develop and complete utility-scale fuel cell projects in Connecticut under future processes to further the State’s stated critical energy goals. Favorable legislative and regulatory developments in New York and California are expected to be supportive of projects in the Company’s pipeline and the European market is expanding as illustrated by the second utility order recently announced by the Company. Fuel cell carbon capture opportunities are advancing with a demonstration project at a utility-owned coal/gas-fired power plant and developing interest from Canadian oil sands operators as demonstrated by a recently announced engineering study.

Financial update
The Company is also providing the following financial updates for its fiscal year and quarter ended October 31, 2016.

Cash and liquidity: As of the Company’s fiscal year end, October 31, 2016, consolidated cash and cash equivalents totaled approximately $118 million, of which approximately $84 million is unrestricted cash. In addition, the Company has a committed project finance debt facility from NRG Energy with availability of approximately $38 million at fiscal year-end 2016.

Revenues and Backlog: Total revenues for the fourth quarter of 2016 are expected to be in the range of $23 - $25 million, with total fiscal 2016 revenue in the range of $107 - $109 million. As previously disclosed, in October 2016, the Company closed on the financing of a 5.6 megawatt project located at a global pharmaceutical company under a power purchase agreement (PPA) structure in conjunction with the start of commercial operations. Electricity revenue will be recognized monthly as power is sold under the twenty year term of the PPA. The Company undertook a sale-leaseback of the project with a financial institution, and under U.S. GAAP, a sale leaseback transaction does not qualify for revenue recognition. Accordingly, revenue for 2016 will be lower than previously stated guidance due to this revenue treatment and that certain anticipated projects forecasted to commence in 2016 have not yet been realized. Contracted backlog as of October 31, 2016 totaled in excess of $400 million.

These results are preliminary results and subject to final reconciliation and adjustment. Final 2016 and fourth quarter financial statements, business highlights, and commentary regarding 2017 outlook will be shared during the quarterly earnings call to be held in early January 2017.
The Company issued a press release today, December 1, 2016, announcing the business restructuring which is attached to this report as Exhibit 99.1 and incorporated herein by reference.

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Forward Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results, restructuring estimates, future operating cost estimates and statements regarding the Company’s plans and expectations regarding the continuing product and project development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. For a detailed discussion of the general risk factors that could affect the Company's results, please refer to the risk factors identified in the Company's Form 10-K as filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	FuelCell Energy, Inc., Press Release, issued December 1, 2016.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: December 1, 2016	By:	/s/ Michael S. Bishop
Michael S. Bishop
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer